     PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED
     AND FILED SEPARATELY WITH THE SECURITIES AND
     EXCHANGE COMMISSION. SUCH PORTIONS ARE
     DESIGNATED "[***]"


                                                                    Exhibit 10.4


     THIS FIXED POINT MICROWAVE SERVICES AGREEMENT is made and entered into as of the 17th day of September, 1997 (the "EFFECTIVE DATE"), by and between PathNet, Inc. ("PATHNET"), a Delaware corporation and KN Energy, Inc. ("INCUMBENT"), a Kansas corporation (collectively, the "PARTIES" and each, a "PARTY".

                                 W I T N E S S E T H:

     WHEREAS, PathNet is engaged in the business of creating high capacity, digital, microwave communications systems for purposes of marketing and selling the excess long distance telecommunications capacity created by such systems;

     WHEREAS, Incumbent is the owner and operator of an existing microwave telecommunications system; and

     WHEREAS, Incumbent desires to engage PathNet as, and PathNet desires to (i) install, manage, and operate a high capacity digital microwave system along Incumbent's current microwave paths and (ii) act as Incumbent's sole representative for the purpose of marketing and selling any Excess Capacity created by such high capacity digital microwave system.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

     SECTION 1.     DEFINITIONS.

     1.1 DEFINITIONS: As used in this Agreement, the following terms shall have the meanings indicated:

          1.1.1 1/0 MULTIPLEXER: Any device that multiplexes capacity between the DS-1 and the DS-0 levels.

          1.1.2 1 X 1: A microwave radio configuration consisting of a primary and a protect radio.

          1.1.3 AFFILIATE: With respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

          1.1.4 AGREEMENT: This Fixed Point Microwave Services Agreement, including the Schedules and Exhibits attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.

          1.1.5     ALARM AND EVENT REPORT:  As defined in SECTION 7.7 of
     SCHEDULE A.

          1.1.6     AMENDED SCHEDULE B:  As defined in SECTION 18.15.

          1.1.7     ARBITRATION RULES:  As defined in SECTION 17.2.2.

          1.1.8     AS-BUILT DRAWING:  As defined in SECTION 4.1.4 of
     SCHEDULE A.

          1.1.9     ASSOCIATION:  As defined in SECTION 17.2.2.

          1.1.10    ASSIGNMENT DOCUMENTS:  As defined in SECTION 8.6.1.

          1.1.11 AVAILABLE EXCESS CAPACITY: The total PathNet Excess Capacity available (and not allocated) for use or sale on the System at any given time from Commissioning through the Expiration Date.

          1.1.12 AVERAGE SOLD EXCESS CAPACITY: The cumulative average of [(PathNet Excess Capacity - Available Excess Capacity)/PathNet Excess Capacity] taken as a percentage.

          1.1.13 BIT ERROR RATE: The number of received bits in error compared to the total number of bits received.

          1.1.14    BREACHING PARTY:  As defined in SECTION 17.1.2.

          1.1.15 BUSINESS DAY: Any day other than a Saturday, a Sunday, or a day on which the banking institutions in either New York, New York, or the city and state in which the principal executive offices of PathNet within the United States are located, are not open for business.

          1.1.16 CAPACITY EXPANSION: An increase in telecommunication channels a System is able to transmit, receive and transport above those created by the installation of the Initial System, achieved by an addition to or change in equipment.

          1.1.17 CAPACITY EXPANSION SCHEDULE: As defined in SECTION 7.1 of SCHEDULE A.

          1.1.18 CERCLA: Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 6901 ET SEQ., as amended.

          1.1.19    CHANNEL PLAN:  As defined in SECTION 1.1 of SCHEDULE A.

          1.1.20 COMMISSIONING: With respect to each path or Segment, the date on which the circuits of such path or Segment are available for service after completion of all required site acceptance testing on the Initial System or any Capacity Expansion.

          1.1.21    CUSTOMER AGREEMENTS:  As defined in SECTION 9.8.1.

          1.1.22    CUTOVER PLAN:  As defined in SECTION 4.1.1 of SCHEDULE A.

          1.1.23 DS-0: 64,000 bits per second; The world-wide standard speed for digitizing one voice conversation using pulse code modulation, which is approximately equivalent to a single voice or data channel.

          1.1.24    DS-1:  24 DS-0's.

          1.1.25    DS-3:  672 DS-0's or 28 DS-1's.

          1.1.26    DEFICIENCY LIST:  As defined in SECTION 5.7 of SCHEDULE A.

          1.1.27    DISPUTE:  As defined in SECTION 17.2.1.

          1.1.28 DROP AND INSERT: That process wherein a part of the information carried in a transmission system is demodulated (dropped) at an intermediate point and different information is entered (inserted) for subsequent transmission.

          1.1.29 EFFECTIVE DATE: As defined in the introductory paragraph of this Agreement or the date of any AMENDED SCHEDULE B, as the context indicates.

          1.1.30 ERROR FREE SECOND: Any one-second interval that does not contain a measurable bit error.

          1.1.31 ENCUMBRANCES: Any security interests, mortgages, restrictions, liens, pledges, options, rights of first refusal and other encumbrances, as applicable, whether or not relating to the extension of credit or the borrowing of money. To "Encumber" shall mean to effect any Encumbrance.

          1.1.32 EQUIPMENT: Any and all digital microwave radios, radio components, cards, antennas, waveguides, multiplexers, software and other equipment or parts required for the operation of the System provided and installed by PathNet as set forth on EXHIBIT A-1 to SCHEDULE A.

          1.1.33 ERRORED SECONDS: Any one-second interval during which one or more bit errors occur.

          1.1.34    ESCROW AGREEMENT:  As defined in SECTION 4.1.5.

          1.1.35 EXCESS CAPACITY: The PathNet Excess Capacity and the Incumbent Excess Capacity.

          1.1.36 EXISTING SYSTEM INVENTORY: As defined in SECTION 1.1 of SCHEDULE A.

          1.1.37 EXPIRATION DATE: The date on which this Agreement and the rights and obligations hereunder are terminated or expire in accordance with SECTION 3.

          1.1.38 FAA: The Federal Aviation Administration, or any other Federal agency at the time administering tower registration requirements and regulations.

          1.1.39 FAILED SECOND: Any one-second interval that has 1,544 bit errors at a DS-1 rate.

          1.1.40 FACILITIES: Incumbent's towers, shelters, sites and all equipment owned by Incumbent relating to and used in association with such towers, shelters and sites for the purpose of operating the System.

          1.1.41 FCC: The Federal Communications Commission, or any other Federal agency at the time administering the Communications Act of 1934, as amended, the Telecommunications Act of 1996, as amended and the rules and regulations promulgated thereunder.

          1.1.42 FCC CODE: The Communications Act of 1934, as amended, the Telecommunications Act of 1996, as amended and the rules and regulations promulgated thereunder and related thereto.

          1.1.43    FIRST EXTENSION PERIOD:  As defined in SECTION 3.1.3.

          1.1.44    FORCE MAJEURE EVENT:  As defined in SECTION 16.3.

          1.1.45    FORM 415:  As defined in SECTION 10.1.1.

          1.1.46 FREQUENCY AVAILABILITY MODEL: As defined in SECTION 1.1 of SCHEDULE A.

          1.1.47 FREQUENCY DIVERSITY: A method of protecting a radio signal by providing a second radio signal on a different frequency, which will assume the radio signal load when the regular channel fails.

          1.1.48 GOVERNMENTAL AUTHORITY: Any nation or government, any state or other political subdivision thereof and any court, panel, judge, board, bureau, commission, agency or other entity, body or other person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          1.1.49 HAZARDOUS MATERIAL: Any material amount of any substance, matter or waste which is or becomes regulated by any Federal, state or local law, ordinance, order, rule, regulation, code or any government restrictions or requirement including, but not limited to, asbestos, petroleum products and "Hazardous Substances" and "Hazardous Wastes" (as such terms are defined in CERCLA and RCRA).

          1.1.50    INCUMBENT:  As defined in the introductory paragraph.

          1.1.51    INCUMBENT ESTIMATED COSTS:  As defined in SECTION 4.1.2.

          1.1.52    INCUMBENT ITEMS:  As defined in SECTION 4.1.1.

          1.1.53    INCUMBENT PAYMENT CAP:  As defined in SECTION 4.1.3.

          1.1.54    INCUMBENT DESIRED PATH:  As defined in SECTION 9.3.

          1.1.55    INCUMBENT EXCESS CAPACITY:  As defined in SECTION 9.1.2.

          1.1.56 INCUMBENT PROJECT FEE: The fee paid by Incumbent to PathNet for project development and management, as defined in SECTION 4.3.

          1.1.57    INCUMBENT REPRESENTATIVE:  As defined in SECTION 18.12.

          1.1.58 INITIAL SYSTEM: The initial system with a 1 x 1 configuration which is comprised of the first 84 DS-1's (which is equivalent to 2,040 DS-0's) of the System and the System's 84 DS-1 protect channels.

          1.1.59    INITIAL PERIOD:  As defined in SECTION 3.1.2.

          1.1.60 INTERCONNECTION: The point at which a private network is connected to (i) the PSTN, which can include IXC POPs, tandem access points, the central office, internet service providers, or major industrial customer points of presence or (ii) another private network.

          1.1.61 INTERFERENCE: Any measurable impairment in the performance of the System or the quality of the signals received or transmitted on the System.

          1.1.62 IXC: An inter-exchange carrier; a telephone company that provides long-distance telephone service between LATA's but not within any one LATA.

          1.1.63 JUDGMENT: Any order, judgment, writ, decree, award or other determination, decision or ruling of any court, judge, justice or magistrate, any other Governmental Authority or any arbitrator.

          1.1.64 LATA: Local Access and Transport Area; one of 161 local geographic areas in the United States within which a local telephone company may offer telecommunications services.

          1.1.65    LEASED PREMISES:  As defined in SECTION 5.1.


          1.1.66    LEASED PREMISES ENCUMBRANCE:  As defined in SECTION 5.10.

          1.1.67 LOSSES: Any and all losses, claims, fines, penalties, causes of action, judgments, assessments, damages, liabilities, expenses (including reasonable attorneys' and accountants' fees), assessments sustained, suffered or incurred arising from any matter.

          1.1.68 MAINTENANCE SERVICES AGREEMENT: The Maintenance Services Agreement, by and between PathNet and Incumbent, as the same may be amended from time to time in accordance with its terms.

          1.1.69 MATERIAL ADVERSE EFFECT: Any event, fact, circumstance or occurrence, which results or would result in a material adverse change in or a material adverse effect on any of: (i) the condition (financial or otherwise), business, performance, operations, properties, or prospects of such Person; (ii) the legality, validity or enforceability of this Agreement; or (iii) the ability of such Person to perform its material obligations under this Agreement.

          1.1.70    MODIFICATIONS SOW:  As defined in SECTION 2.1 of SCHEDULE A.

          1.1.71 NETWORK MONITORING CENTER: As defined in SECTION 7.5 of SCHEDULE A.

          1.1.72 NETWORK MANAGEMENT SYSTEM: As defined in SECTION 7.6 of SCHEDULE A.

          1.1.73    NON-BREACHING PARTY:  As defined in SECTION 17.1.2.

          1.1.74 OC-3 MULTIPLEXER: Any device that multiplexes capacity between the OC-3 and the DS-1 levels.

          1.1.75 ORDER WIRE: A service channel consisting of a 64,000 bit per second circuit between sites.

          1.1.76    OSHA:  The Occupational Safety and Health Act, as amended.

          1.1.77 OUTAGE: When the Bit Error Rate in each second is worse than 10-3 for a period of ten (10) consecutive seconds.

          1.1.78 PART 101: Part 101 of Title 47 of the Code of Federal Regulations, as amended.

          1.1.79    PARTY:  As defined in the introductory paragraph.

          1.1.80    PATH STUDIES:  As defined in SECTION 1.1 of SCHEDULE A.

          1.1.81    PATHNET:  As defined in the introductory paragraph.

          1.1.82    PATHNET ESTIMATED COSTS:  As defined in SECTION 4.4.2.

          1.1.83 PATHNET EXCESS CAPACITY: At any given time, the telecommunications channels or DS-0's that the System creates, transports and receives, less the capacity allocated to Incumbent and to the protect channels pursuant to the Channel Plan, as amended from time to time.

          1.1.84    PATHNET ITEMS:  As defined in SECTION 4.4.1.

          1.1.85 PATHNET SOFTWARE: The software (including applications software and systems software) owned or licensed from a third party by PathNet or owned and developed by PathNet used to provide the services covered in this Agreement.

          1.1.86    PCN:  A Prior Coordination Notice sent pursuant to Part 101.

          1.1.87 PERMITS: Any and all authorizations, approvals, consents, licenses, permits, easements, certificates and other rights and permissions necessary to conduct such Person's business and to own, lease and operate such Person's properties as currently conducted, owned, leased or operated.

          1.1.88 PERSON: An individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, or other entity of any kind or any Governmental Authority.

          1.1.89 POP: Point Of Presence; The interconnection between any two facilities based networks.

          1.1.90    PROGRESS REPORT:  As defined in SECTION 4.1.2 of SCHEDULE A.

          1.1.91 PRE-COMMISSIONING TEST EQUIPMENT: All equipment required for the testing required to be performed on the System pursuant to SECTION 5 of SCHEDULE A, including, but not limited to, all required digital volt meters, optical power meters, oscilloscopes, RF signal generators, noise figure meters, noise figure test sets, RF variable attenuators, DADE adjust cables, receiver card extenders and extension cords.

          1.1.92    PRELIMINARY CONSTRUCTION SCHEDULE:  As defined in SECTION
     1.1 of SCHEDULE A.

          1.1.93    PROJECT DRAWINGS:  As defined in SECTION 1.3 of SCHEDULE A.

          1.1.94 PROJECT MANAGEMENT PLAN: As defined in SECTION 4.1.1 of SCHEDULE A.

          1.1.95    PROJECT SCHEDULE:  As defined in SECTION 4.1.1 of
     SCHEDULE A.

          1.1.96 PROTECTION CONFIGURATION: An engineering plan under which channel capacity is protected either on a fully redundant basis or on a 1 x n protection basis.

          1.1.97    PSTN:  Publicly Switched Telephone Network.

          1.1.98    QUARTERLY REVENUE REPORT:  As defined in SECTION 9.10.

          1.1.99    RCRA:  Resource Conservation and Recovery Act, 42 U.S.C.
     Section 9601 ET SEQ., as amended.

          1.1.100 REQUIREMENT OF LAW: With respect to any Person, all Federal, state and local laws, rules, regulations, Judgments, injunctions, standards, codes, limitations, restrictions, conditions, prohibitions, notices, demands or other requirements or determinations of a court or other Governmental Authority or an arbitrator, applicable to or binding upon such Person, any of its property or any business conducted by it or to which such Person, any of its assets or any business conducted by it is subject.

                    1.1.101   REVENUE:  As defined in SECTION 9.11.4.

         1.1.102   SECOND EXTENSION PERIOD:  As defined in SECTION 3.1.4.

         1.1.103 SEGMENT: The portion of a microwave communications network existing between two geographic points. For purposes of this Agreement, Segment A is the portion of Incumbent's microwave communications network between Casper, Wyoming and Minden, Nebraska, as set forth in SCHEDULE B. Segment B is the portion of Incumbent's microwave communications network between Lisco, Nebraska and Lakewood, Colorado. The additional Segments added to the System pursuant to an AMENDED SCHEDULE B are identified as
    Segment C, Segment D, and Segment E, etc.

          1.1.104   SERVICES:  As defined in SECTION 7.1.

          1.1.105 SEVERELY ERRORED SECONDS: Any one second interval where the Bit Error Rate is greater than or equal to 1 x 10-3 at a DS-1 rate regardless of the cause of degradation affecting the channel error performance including, but not limited to, unprotected equipment failures and any other factors that contribute to poor performance.

          1.1.106 SONET: Synchronous Optical Network; a family of fiber-optic transmission rates from 51.84 Mbps to 13.22 Gbps, created to provide the flexibility needed to transport many digital signals with different capacities and to provide a standard to which manufacturers may design.

          1.1.107 SPACE DIVERSITY: Protection of a radio signal by providing a separate antenna on the same tower to assume the radio signal load when the regular transmission path on the primary antenna fades, thereby ensuring continuous transmission.

          1.1.108 SPARE PARTS: The equipment and parts provided by PathNet to Incumbent pursuant to the performance of Incumbent's obligations under the Maintenance Services Agreement.

          1.1.109   SPECIFICATIONS:  As defined in SECTION 7.2.

          1.1.110   STATION LOG BOOK:  As defined in SECTION 6.2 of SCHEDULE A.

          1.1.111 SUBCONTRACTORS: Any firm, corporation, or person working directly or indirectly for a company that furnishes or performs a portion of the work, labor or material.

          1.1.112 SWITCHED MOD SECTION: A section of network between two adjacent back-to-back terminals.

          1.1.113 SYSTEM: The high capacity digital SONET microwave radio equipment, antenna, waveguide, Facilities, Network Management System, all other equipment and materials related thereto, and FCC licenses and other licenses and Permits related thereof, operated for the purpose of transmitting, receiving and transporting telecommunications signals over Incumbent's Segments set forth on SCHEDULE B.

          1.1.114   SYSTEM BUDGET:  As defined in SECTION 1.1 of SCHEDULE A.

          1.1.115   SYSTEM DESIGN:  As defined in SECTION 1.1 of SCHEDULE A.

          1.1.116 TECHNOLOGY: Inventions, ideas, processes, formulas, and know-how.

          1.1.117   TOWER ANALYSIS:  As defined in SECTION 1.1 of SCHEDULE A.

          1.1.118   VENDOR CREDIT ASSURANCES:  As defined in SECTION 4.4.4.

          1.1.119 WAYSIDE CHANNELS: The additional DS-1 of telecommunications capacity within each radio beyond the base OC-3 capacity.


     1.2 TERMS GENERALLY. The definitions in SECTION 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "herein," "hereof," "hereto" and "hereunder" and words of similar import refer to this Agreement (including the Schedules and Exhibits) in its entirety and not to any part hereto unless the context shall otherwise require. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein or unless the context shall otherwise require, any references as of any time to the "Certificate of Incorporation," "Articles of Incorporation," "charter," "organizational or constituent documents" or "Bylaws" of any Entity, to any agreement (including this Agreement) or other contract, instrument or document or to any agreement statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a "day" or number and "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.


SECTION 2.     RELATIONSHIP OF THE PARTIES.

     2.1 LESSEE, CONTRACTOR, REPRESENTATIVE AND NETWORK MANAGER. Incumbent shall appoint PathNet and PathNet shall serve in the following capacities during the term of this Agreement:

          (i) In the role of lessee, PathNet will lease space from Incumbent at Incumbent's sites and Facilities on which to build and operate the System. As consideration for such lease, PathNet will pay rent to Incumbent as set forth in SECTION 5.

          (ii) As an independent contractor, PathNet will perform analytical pre-design and design services, and install, test and ensure the performance of the System, as well as any upgrades to such System in accordance with the terms and conditions set forth in SECTION 7 and in SCHEDULE A.

          (iii) As the exclusive representative for the marketing and sale of Excess Capacity for Incumbent, PathNet will market and sell the Excess Capacity created by System, as described in SECTION 9.

          (iv) Also, as an independent contractor, in the role of a network manager, PathNet will serve as the point of contact for any Outage or trouble on the System and shall operate the Network Management System and the Network Monitoring Center as described in SECTION 7.5 and SECTION 7.6 of SCHEDULE A.

     2.2 NO JOINT VENTURE, ETC. The Parties expressly disclaim any intention to create, and nothing herein shall be construed as creating, a partnership, joint venture, agency or employment relationship between PathNet and Incumbent.

     2.3 RESTRICTIONS ON ACTIONS OF INCUMBENT. For the term of this Agreement, neither Incumbent, nor any Affiliate of Incumbent, shall operate from the Facilities any parallel microwave telecommunications systems at those sites listed in SCHEDULE B for the purpose of selling or otherwise providing any capacity on such parallel facilities or systems.

     2.4 RIGHT TO NOTIFICATION AND BID. If and to the extent Incumbent requests proposals from third parties to develop fiber along Incumbent right-of-ways, Incumbent shall provide PathNet notice of such fiber build and grant to PathNet a right to bid on such fiber build on like terms.

SECTION 3.     TERM AND EXPIRATION.

     3.1  TERM, EXTENSION PERIODS, AND RENEWAL.

          3.1.1 TERM. This Agreement shall commence on the Effective Date and shall be in full force and effect for the term as set forth in this
     SECTION 3.

          3.1.2 INITIAL PERIOD. The initial period (the "INITIAL PERIOD") shall commence upon Commissioning and shall expire on the fifth (5th) anniversary of the Commissioning.

          3.1.3 FIRST EXTENSION PERIOD. In the event the Average Sold Excess Capacity is at least ten percent (10%) or greater during the Initial Period, the term of the Agreement shall be automatically extended for an extension period (the "FIRST EXTENSION PERIOD") commencing on the day after the expiration of the Initial Period and expiring on the tenth (10th) anniversary thereafter.

          3.1.4 SECOND EXTENSION PERIOD. In the event the Average Sold Excess Capacity is at least ten percent (10%) or greater during the Initial Period and the First Extension Period, the term of the Agreement shall be automatically extended for a second extension period (the "SECOND EXTENSION PERIOD") commencing on the day after the expiration of the First Extension Period and expiring on the tenth (10th) anniversary thereafter.

          3.1.5 RENEWAL. Upon expiration of the Initial Period or any Extension Period thereof, this Agreement shall be automatically renewed for a one-year term, and at the end of such one-year term for additional one-year terms for each year thereafter, unless terminated by either Party upon written notice to the other Party to that effect delivered within the ninety (90) day period immediately before the end of the Second Extension Period or any such one-year term.

     3.2 NO UNILATERAL RIGHT TO TERMINATE. Neither Party shall have the right to terminate this Agreement or any rights or obligations of either Party pursuant to this Agreement.


SECTION 4.     COSTS.

     4.1  INCUMBENT COSTS.

          4.1.1 INCUMBENT ITEMS. Incumbent shall pay for the services, functions, materials and other items listed in SECTION 1 of SCHEDULE C (collectively, the "INCUMBENT ITEMS") in the manner set forth in SECTION 4.1.5.

          4.1.2 ESTIMATED COST OF INCUMBENT ITEMS. Subject to SECTION 4.1.3, , the total estimated cost of the Incumbent Items is [***]
                          (the

     "INCUMBENT ESTIMATED COSTS") and Incumbent Project Fee is
                [***]                      (the "Incumbent Project Fee").
     Subject to the Incumbent Payment Cap, the costs of such Incumbent Items and such Incumbent Estimated Costs are estimates and may be subject to increases or decreases.

          4.1.3     INCUMBENT PAYMENT CAP.  Subject to SECTION 4.6.2, Incumbent
     shall pay an amount not to exceed    [***]
                  (the "INCUMBENT PAYMENT CAP") for the performance and completion of the Incumbent Items. The cost of Incumbent Items shall be accrued in accordance with generally accepted accounting principles. PathNet shall pay for all amounts incurred over the Incumbent Payment Cap in the completion and performance of the Incumbent Items. As soon as Incumbent is aware that Incumbent will pay an amount in excess of the Incumbent Payment Cap, Incumbent shall notify PathNet to that effect.

          4.1.4 DIVISION OF COSTS SAVINGS. In the event the costs of completion of the Incumbent Items is less than the Incumbent Estimated Costs, PathNet shall deliver to Incumbent an invoice setting forth the differential between the total costs to complete and perform the Incumbent Items and the Incumbent Estimated Costs. Within thirty (30) days of receipt of such invoice from PathNet, Incumbent shall pay or disburse to PathNet thirty percent (30%) of such differential.

     4.1.5     PAYMENT OF INCUMBENT ITEMS.

          (a) Incumbent shall promptly pay for the Incumbent Items upon receipt of a purchase order, invoice or other bill from PathNet or from an equipment vendor or service provider (pursuant to any PathNet requested retention of payment of any invoice), provided PathNet has approved such purchase order, invoice or bill before any payment is made by Incumbent.

          (b) Pursuant to the Escrow Agreement by and between PathNet and Incumbent substantially in the form attached hereto as SCHEDULE D (the "Escrow Agreement") and on the Effective Date, Incumbent shall deposit in an escrow account an amount equal to ten percent (10%) of the Incumbent Estimated Costs which escrowed funds shall be either (i) provided to PathNet upon Incumbent's failure to pay any purchase order, invoice or bill under Section 4.1.5(a) or (ii) returned to Incumbent upon Commissioning of the Initial System, whichever event occurs earlier.

     4.2 INCUMBENT OPERATING AND ADMINISTRATION COSTS. Incumbent shall pay the operating and administration costs set forth in SECTION 2 of SCHEDULE C as such costs are actually incurred and become due and payable in the course of the Incumbent's performance of its obligations under this Agreement.

    4.3  INCUMBENT PROJECT FEE.  Incumbent shall pay PathNet
[*** ******* **** ******* ********* ******* ************] defined as the Project Fee. Such Project Fee shall be paid as follows: [***]
                                     to be paid within thirty days of the
Effective Date and [***]                                 to be paid no later
 than March 1, 1998.

4.4  PATHNET COSTS.

          4.4.1 PATHNET ITEMS. PathNet shall pay for services, functions, materials and other items listed in SECTION 3 of SCHEDULE C (the "PATHNET ITEMS").

          4.4.2     ESTIMATED COST OF PATHNET ITEMS.  On the Effective Date, the
     total estimated cost of the PathNet Items is    [***]
                                                                       (the
     "PATHNET ESTIMATED COSTS").

          4.4.3 NO CAP ON PATHNET ITEMS. PathNet shall pay for all amounts incurred in completing the PathNet Items whether or not the cost of completing such items is less than, equal to or exceeds the PathNet Estimated Costs.

          4.4.4 PAYMENT OF PATHNET ITEMS. To ensure payment of the PathNet Estimated Costs, simultaneously with the execution and delivery of this Agreement PathNet shall:

          (a) deliver to Incumbent vendor credit assurances (the "VENDOR CREDIT ASSURANCES"), which shall establish and confirm, among other things, that PathNet has an adequate credit facility to acquire the Equipment and Services provided by such vendor; or

          (b) deliver to Incumbent the Escrow Agreement pursuant to which, among other things, (i) PathNet shall place in escrow funds in an amount equal to one hundred percent (100%) of the PathNet Estimated Costs less the cost of any equipment provided by the vendors referred to in the Vendor Credit Assurances (fifty percent (50%) of such costs to be delivered within sixty (60) days of delivery by PathNet of the System Design and fifty percent (50%) to be delivered within one hundred and twenty (120) days of delivery of the first escrow payment), (ii) the escrow agent named in such Escrow Agreement shall disburse to PathNet the funds necessary to pay for the cost of the PathNet Items as such PathNet Items are completed and as PathNet receives invoices relating to such PathNet Items, (iii) in the event that PathNet fails to timely meet its payment responsibilities with respect to the PathNet Items or fails to complete the System in accordance with SECTION 13.2.1 (ix), the escrow agent named in such Escrow Agreement shall disburse to Incumbent the funds necessary to cure such failure to pay by PathNet and/or complete the work (iv) such Escrow Agreement shall terminate upon Commissioning of the System and upon such termination any funds remaining in escrow, including any interest accrued on such funds shall be disbursed to PathNet.

     4.5 PATHNET OPERATING AND ADMINISTRATION COSTS. PathNet shall pay for the operating and administration costs set forth in SECTION 4 of SCHEDULE C as such costs are actually incurred and become due and payable in the course of PathNet's performance of its obligations under this Agreement.

     4.6  CHANGE ORDERS.

          4.6.1 GENERAL. This Agreement anticipates (i) future issuance of change orders for equipment and services beyond the scope of the Services and this SECTION 4, and (ii) PathNet's provision of additional equipment and services in accordance with such orders. To the extent mutually agreed upon by the Parties, all such orders shall be deemed to be supplements to and governed by the terms of this Agreement; provided PathNet and Incumbent's Estimated Costs may be modified to reflect any agreed upon change orders.

          4.6.2 FACILITY CHANGE ORDERS. PathNet and Incumbent acknowledge that certain Facilities may require alternate site locations in order to frequency coordinate the System to a 1X7 configuration. If and to the extent any Facility requires an alternative site, such alternative site shall (i) be an amendment to Schedule B and Schedule C and (ii) the costs associated with acquiring the land and the costs of placing a new foundation on such land shall not apply to the Incumbent Payment Cap.


SECTION 5.     LEASEHOLD INTEREST.

     5.1 LEASE. Incumbent shall lease to PathNet and PathNet shall lease from Incumbent space at each of Incumbent's sites and in the Facilities at such sites set forth on SCHEDULE B as is necessary for the performance of PathNet's rights and obligations under this Agreement (the "LEASED PREMISES").

     5.2 RENT FOR LEASED PREMISES. PathNet shall pay to Incumbent, as consideration for the Leased Premises, (i) commencing on Commissioning, an
allocation of up to     [***]

                  as set forth by the Parties in the Channel Plan; PROVIDED, that Incumbent and Incumbent's Affiliates use such allocation of DS-1's only for their own respective internal communications needs, (ii) commencing on the
[***]               after Commissioning of the Initial System, [***]



                                                                 and (iii)
commencing on the [***]                 after Commissioning of a Capacity
Expansion, if any, [***]


                              .

     5.3 TERM OF LEASE. The term of PathNet's lease and the Parties obligations under this SECTION 5, including, but not limited to, PathNet's obligation to pay rent as set forth in SECTION 5.2, shall commence on the Effective Date and shall end on the Expiration Date.

     5.4  USE OF LEASED PREMISES.

          5.4.1 PEACEFUL ENJOYMENT, USE AND ACCESS. Incumbent shall grant to PathNet the right to the peaceful use, enjoyment and possession of the Leased Premises during the term of this Agreement as required for the performance of PathNet's rights and obligations under this Agreement, which rights shall include, but not be limited to (i) the right to use Incumbent's Facilities for the purposes set forth in this Agreement and
     (ii) upon the reasonable request by PathNet, the right to full and free access to Incumbent's sites, Facilities and related equipment; PROVIDED, HOWEVER, any such access granted by Incumbent to PathNet shall be subject to the security, health and safety and other regulatory, procedural and policy requirements of Incumbent, as set forth in SECTION 5.6 and further provided that PathNet shall have the right to access the sites to supplement Incumbent's performance under the Maintenance Services Agreement.

          5.4.2 INTERFERENCE. During the term of this Agreement, Incumbent shall not license or otherwise permit any Person to use its Facilities if the use of such Facilities by such Person would cause any Interference on the System. As of the Effective Date, Incumbent shall not knowingly permit any Person to use its Facilities which use would in any way cause any Interference on the System. Notwithstanding the foregoing in the event any Person causes any Interference on the System, Incumbent shall use all best efforts to compel such Person to immediately take any and all steps necessary to correct and eliminate such Interference, including, without limitation, enforcing provisions in any license or other agreement between Incumbent and such Person and compelling such Person to cease operation of such Person's system, to remove such Person's equipment or materials or to modify such Person's equipment or materials. Incumbent acknowledges that any Interference shall cause irreparable harm to PathNet and the prompt cessation of Interference is material to PathNet's interest in the Leased Premises and PathNet's performance under this Agreement and, as such, PathNet shall be entitled to injunctive relief in the enforcement of this
     SECTION 5.4.2.

     5.5 VISITING AND EXITING FACILITIES. Upon exiting any Facility at the Leased Premises, PathNet, on behalf of itself and its employees, agents and Subcontractors, shall ensure that such Facility is returned to a condition, which existed immediately prior to such visit.

     5.6  SECURITY, DRUG TESTING, SUBSTANCE ABUSE AND HEALTH AND SAFETY.

          5.6.1 SECURITY. PathNet shall require its employees, agents and Subcontractors upon any site visit to comply with Incumbent's security procedures in effect as of the Effective Date, which procedures are attached hereto as SCHEDULE E. If and to the extent Incumbent requires PathNet employees, agents or Subcontractors to be escorted to Incumbent facilities, such requirements shall be explicitly set forth in SCHEDULE E. Notwithstanding the foregoing, Incumbent shall allow PathNet employees, agents or Subcontractors to bring any testing equipment, photographic equipment or both video and audio recording equipment necessary for the performance of PathNet's obligations under this Agreement.

          5.6.2 DRUG TESTING. PathNet shall require its employees, agents and Subcontractors to submit to drug testing in accordance with Incumbent's drug testing policies and procedures in effect as of the Effective Date, which policies and procedures are attached hereto as SCHEDULE F.


          5.6.3 SUBSTANCE ABUSE POLICY. PathNet shall require its employees, agents or Subcontractors to comply with Incumbent's substance abuse policies and procedures in effect as of the Effective Date, which policies and procedures are attached hereto as SCHEDULE F.

          5.6.4 HEALTH AND SAFETY. PathNet shall require its employees, agents and Subcontractors to comply with Incumbent's rules and regulations governing the health and safety of its employees in effect on the Effective Date, which rules and regulations are attached hereto as SCHEDULE H.

          5.6.5 CLEARANCES AND OTHER REQUIREMENTS. PathNet shall require its employees, agents or Subcontractors to (i) apply to Incumbent for any necessary clearances and (ii) comply with all other applicable requirements, rules, regulations or ordinances regarding any Person's ability to have access to Incumbent's sites and Facilities, including, but not limited to, the Leased Premises, which requirements are set forth as
     SCHEDULE I.

          5.6.6 INCUMBENT RIGHT TO RESTRICT ACCESS. Notwithstanding PathNet's right to visit the Facilities in connection with performance of its duties under this Agreement, in the event the requirements, rules or regulations pertaining to facility visitation set forth on SCHEDULE E, SCHEDULE F, SCHEDULE G, SCHEDULE H and SCHEDULE I have been violated or when the exercise of such right would pose a bona fide serious risk of bodily harm or injury to any Person as determined by the Parties, Incumbent reserves the right to reasonably restrict or deny PathNet or its Subcontractors access to the sites. In the event in Incumbent's reasonable judgment any Subcontractor should be denied access from Incumbent's premises, Incumbent shall have the right to remove such person and deny such person access to Incumbent's Facilities.

     5.7 SUBLETTING. PathNet shall not sublet its interest in the Leased Premises, in whole or in part, without the prior written consent of Incumbent; PROVIDED, HOWEVER, PathNet shall have the right to transfer and assign its rights or obligations under this Agreement to any successor or assign in accordance with SECTION 18.7.

    5.8  SURRENDER.  Upon the expiration of the Agreement in accordance with
SECTION 3, PathNet shall peacefully and quietly surrender occupation of the Leased Premises to Incumbent, or Incumbent's successors and assigns, without delivery by Incumbent to PathNet of any notice to quit or demand for possession.

    5.9 COLOCATION. Incumbent shall allow PathNet, at no additional charge, to collocate at Incumbent's sites all equipment necessary to support the Interconnections set forth on EXHIBIT A-7 to SCHEDULE A and, upon written notice, any additional interconnections equipment that may be added by PathNet from time to time and at any time during the term of this Agreement, subject to the limitations set forth in SECTION 3 of SCHEDULE A.

    5.10 SUBORDINATION. PathNet shall subordinate its interest in the Leased Premises to (i) all deeds of trust, deeds to secure debts, mortgages and other security instruments now or hereafter Encumbering all or any portion of the real property described on SCHEDULE B (each, a "LEASED PREMISES ENCUMBRANCE") and
(ii) any increases, renewals, modifications, consolidations, replacements and extensions of any such Leased Premises Encumbrance. In connection with such subordination of PathNet's interest in the Leased Premises to all Leased Premises Encumbrances, PathNet shall, as requested by Incumbent, within sixty
(60) days after the Effective Date, execute and deliver a commercially reasonable subordination, non-disturbance and attornment agreement with all Persons secured by such Leased Premises Encumbrances. PathNet shall, as requested by Incumbent, execute and deliver similar subordination, non-disturbance and attornment agreements with each future Person secured by a Leased Premises Encumbrance.

    5.11 REMOVAL OF EQUIPMENT. PathNet shall, at Incumbent's request, remove any or all Equipment from Incumbent's Facilities within sixty (60) days after the Expiration Date. In the event PathNet fails to perform such requested removal within such sixty (60) day period, as determined by Incumbent in its sole discretion, Incumbent may restore each site to its condition as of Commissioning, (reasonable wear and tear and damage from the elements excepted), and PathNet shall promptly pay Incumbent all costs reasonably incurred by Incumbent for such removal and restoration.

    5.12 REMOVAL OF HAZARDOUS MATERIALS. PathNet shall expeditiously remove from Incumbent's sites any and all Hazardous Materials, which were brought to Incumbent's sites by PathNet during the term of this Agreement and shall be legally responsible for the safe disposal of any hazardous materials.

    5.13 SALE OF INITIAL SYSTEM. Within ten (10) days after the expiration of the Second Extension Period, if any, PathNet shall, upon request by Incumbent, sell to Incumbent the radios and radio software relating to the Initial System for a purchase price of one dollar ($1.00).


SECTION 6.     PROGRAM MANAGEMENT AND PROJECT MANAGEMENT.

    6.1 PROGRAM MANAGER. In connection with the Services and other services performed by PathNet under this Agreement, PathNet shall provide a Program Manager whose duties shall include (i) supervising the project through design, installation and operation, (ii) supervising the Project Manager, (iii) overseeing the Field Manager and the other PathNet personnel, (iv) coordinating the business operations of the System including the sale of Excess Capacity as set forth in SECTION 9 and (v) ensuring the performance of PathNet's rights and obligations under this Agreement.

    6.2 PROJECT MANAGEMENT FOR MODIFICATIONS. In connection with the modifications of the Facilities set forth in SECTION 2 of SCHEDULE A, PathNet shall provide a Project Manager, a

Field Manager, an Applications Engineer and a Project Engineer, each of whom shall have the duties as set forth in SECTION 6.4 with respect to such modifications of the Facilities.

    6.3 PROJECT MANAGEMENT FOR INSTALLATION. In connection with the installation of the System set forth in SECTION 4 of SCHEDULE A, PathNet shall provide a Project Manager, a Field Manager, an Applications Engineer and a Project Engineer, each of whom shall have the duties as set forth in SECTION 6.4 with respect to such installation of the System.

    6.4 PATHNET PROJECT MANAGEMENT PERSONNEL. The Project Managers, Field Managers, Applications Engineers and Project Engineers shall each have the duties as set forth below:

          (a) PROJECT MANAGER. PathNet shall provide a Project Manager whose duties shall include ensuring the overall functional integrity of the delivered System, the preparation, amendment and adherence to a construction schedule, and compliance with PathNet's other obligations under SCHEDULE A.

          (b) FIELD MANAGER. PathNet shall provide a Field Manager whose duties shall include the oversight and direction of all on-site activities, the coordination of all Subcontractors and all required communication with the Project Manager.

          (c) APPLICATIONS ENGINEER. PathNet shall provide an Applications Engineer, whose duties shall include the review and translation of the System configuration into specific hardware requirements, precise interface levels, intra and inter-rack cabling and all other necessary peripheral equipment, rack profiles and required Interconnection data.

          (d) PROJECT ENGINEER. PathNet shall provide a Project Engineer whose duties shall include the performance of all planning and support activities and a detailed site survey to gather data for development of the installation plan and testing plan.


SECTION 7.     SERVICES AND SYSTEMS SPECIFICATIONS.

     7.1  SERVICES.

          7.1.1 SYSTEM DESIGN, MODIFICATION, INSTALLATION, OPERATION AND PERFORMANCE. PathNet and Incumbent shall perform their respective functions with respect to the design, modification, installation, operation and performance of the System as set forth on SCHEDULE A and in this
     SECTION 7 (the "SERVICES").

          7.1.2 UPGRADE OF SYSTEM. PathNet shall, upon written notice to Incumbent, in its sole discretion, and at its own expense, and not as a change order, upgrade the System and Equipment, and the System and Equipment operation policies and procedures, including, but not limited to,
     (i) replacing Equipment, (ii) adding newly available improved Equipment and
     (iii) modifying policies, procedures and specifications relating to the System, to conform such policies, procedures and specifications with new Technology or industry standards.

          7.1.3 INCUMBENT TRAINING. PathNet shall provide to Incumbent the training as set forth on SCHEDULE J.

          7.1.4 PERFORMANCE OF THE SERVICES. PathNet shall have the right to engage Subcontractors to perform any of the Services.

     7.2  SPECIFICATIONS.

          7.2.1 GENERAL. PathNet and Incumbent shall perform the Services in accordance with any and all technical and operational specifications set forth in SCHEDULE A (the "SPECIFICATIONS").

          7.2.2     CHANNEL PLAN.

          (a) ORIGINAL CHANNEL PLAN. On the Effective Date, Incumbent shall deliver to PathNet a proposed T-1 channelization plan setting forth its proposed capacity needs at each site listed on SCHEDULE B. Such capacity shall in no event exceed the capacity granted to Incumbent by PathNet as rent as set forth in SECTION 5.2 and shall be subject to Drop and Insert capacity at each Switched Mod Section. PathNet shall incorporate Incumbent's proposed channelization plan into the Channel Plan subject to the limitations set forth in this SECTION 7.2.2.

          (b) AMENDED CHANNEL PLAN. Incumbent shall have the right to modify, its allocated capacity (as described in the Channel Plan) along the network any time after Commissioning, provided that sufficient Drop and Insert capacity exists between each Switched Mod Section using available Wayside Channels to effect such modification, by providing written notice to PathNet to such effect. Within ninety (90) days after receipt of any such written notice from Incumbent, PathNet shall make such modification to the configuration of the Channel Plan at no charge to Incumbent. Incumbent shall not reconfigure the Channel Plan in any manner other than as set forth in this SECTION 7.2.2. Any amended channel plans shall be attached as an exhibit to this Agreement.

          7.2.3 SPECIFICATIONS, STANDARDS AND INSPECTIONS. In connection with the Services set forth in SECTION 2 and SECTION 4 of SCHEDULE A, PathNet shall comply with the following requirements:

          (a) REASONABLE EFFORTS. PathNet shall use all commercially reasonable efforts to ensure that the modification of the System set forth in SECTION 2 of SCHEDULE A and the installation of the System set forth in
     SECTION 4 of SCHEDULE A occur as expeditiously as possible.

          (b) INDUSTRY STANDARDS. All Services and materials supplied pursuant to SCHEDULE A must meet or exceed the following standards: (i) EIA RS-195 (latest edition), (ii) EIA/TIA-222 (latest edition), (iii) American Society of Testing Materials A 325 and A 572, (iv) the applicable sections of the National Electric Code, (v) the

     American National Standards Institute, (vi) ACI 318-83, (vii) ACI-305,
     (viii) ACI-306, (ix) OSHA 29 CFR 1910 and (x) all other applicable Federal, state and local regulations of all Governmental Authorities with jurisdiction; PROVIDED, HOWEVER, in the case of a conflicting requirement of standards, the more stringent standard shall apply.

          (c) SITE INSPECTIONS. During the performance of the Services, Incumbent shall allow PathNet to perform Facilities inspections at any hour, on any day subject to the access limitations set forth in SECTION 5.6.


SECTION 8.     OWNERSHIP, DEPRECIATION AND ENCUMBRANCE OF SYSTEM.

     8.1  OWNERSHIP OF EQUIPMENT AND ASSETS.

          8.1.1 EQUIPMENT AND ASSETS OWNED BY INCUMBENT. Incumbent shall own the equipment and assets relating to the System as set forth in SCHEDULE K.

          8.1.2 EQUIPMENT AND ASSETS OWNED BY PATHNET. PathNet shall own the equipment and assets relating to the System as set forth in SCHEDULE K.

     8.2  DEPRECIATION OF EQUIPMENT.

          8.2.1 DEPRECIATION BY INCUMBENT. Incumbent shall have the right to fully depreciate the equipment and assets currently owned or to be owned by Incumbent as listed in SCHEDULE K.

          8.2.2 DEPRECIATION BY PATHNET. PathNet shall have the right to fully depreciate the equipment and assets currently owned or to be owned by PathNet as listed in SCHEDULE K.

     8.3  ENCUMBRANCE.

          8.3.1 INITIAL SYSTEM. PathNet shall not Encumber the channels of telecommunications capacity allocated to the Incumbent as rent in accordance with SECTION 5.2 of this Agreement produced by such Equipment and, the radios, radio software, antenna, waveguide, multiplexers or any other Equipment required to operate the Initial System in accordance with the Specifications.

          8.3.2 OTHER EQUIPMENT, MATERIALS, AGREEMENTS AND ASSETS. PathNet shall have the right to Encumber (i) the Equipment used in any Capacity Expansion, (ii) PathNet's allocated portion of the Revenue generated from the sale of Excess Capacity in accordance with SECTION 9, (iii) any Customer Agreement relating to the System, (iv) this Agreement and any related documents, instruments and agreements executed and delivered in connection with this Agreement and any rights and obligations hereunder or thereunder and (v) its leasehold interest in the leased space.

          8.3.3 VENDOR REMEDIES. Incumbent hereby acknowledges that pursuant to the Encumbrances granted by PathNet to certain equipment vendors or service providers in accordance with SECTION 8.3.2, such vendors or providers shall have the right to assume and perform PathNet's rights and obligations under this Agreement and the other documents, instruments and agreements executed in connection hereto; provided that in no event shall PathNet be relieved of its obligations under this Agreement

     8.4 TAXES. The Parties' respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows: (i) each Party shall be responsible for any personal or real property taxes on property it owns or leases, for franchise and privilege taxes on its business and for taxes based on its net income or gross revenue and (ii) PathNet shall be responsible for any sales, use, excise, value-added services, consumption and other taxes and duties payable by Incumbent on any goods and services used or consumed in providing the services to be performed by PathNet under this Agreement, where the tax is imposed on Incumbent's acquisition or use of such goods or services and the amount of the tax is measured by Incumbent's costs in acquiring such goods or services; PROVIDED, HOWEVER, that PathNet shall not be responsible for any Federal, state or local income taxes of Incumbent or any franchise taxes of Incumbent.

     8.5  SECURITY INTEREST IN INITIAL SYSTEM.   On the Effective Date and in
consideration for the Project Fee, Incumbent shall execute and deliver the Security Agreement substantially in the form attached hereto as Schedule R, pursuant to which, among other things, PathNet shall grant Incumbent a security interest in the radio, radio software, antenna, waveguide, multiplexors and any other Equipment required to operate the Initial System.

     8.6  ESCROW OF MANUFACTURER'S WARRANTIES.

          8.6.1 ESCROW OF ASSIGNMENT DOCUMENTS BY PATHNET. On the Effective Date, PathNet shall complete, execute and place in escrow certain documents (the "ASSIGNMENT DOCUMENTS") that shall provide Incumbent with the required tools to unilaterally effect the assignment to Incumbent of all of the then effective manufacturer's warranties relating to the Equipment on the Initial System.

          8.6.2 REMOVAL OF ASSIGNMENT DOCUMENTS BY INCUMBENT. Pursuant to the escrow arrangement described in SECTION 8.6.1 above, Incumbent shall have the right to remove the Assignment Documents from escrow upon the first to occur of the following events: (i) in the event PathNet becomes insolvent, is unable to pay its debts as they mature, makes assignment for the benefit of its creditors and/or in the event any case or proceeding is commenced by or against PathNet under Title 11 of the Unites States Code, as amended, or under any other state or federal statute for the relief of debtors, (ii) the Expiration Date or (iii) PathNet defaulting under its financing arrangement with its vendor and receipt by Incumbent of written notice from vendor stating its intention to waive its right to operate the System for the purpose of generating Revenue from the sale of Excess Capacity.

     8.7  FCC LICENSES.   PathNet shall relinquish the right to own and transfer
the FCC licenses required to operate the Initial System in the event of (i) the liquidation or dissolution of

PathNet under Chapter 7 of the Federal bankruptcy laws, (ii) the Expiration Date or (iii) PathNet defaulting under its financing arrangement with its vendor and receipt by Incumbent of written notice from vendor stating its intention to waive its right to operate the System for the purpose of generating Revenue from the sale of Excess Capacity.

SECTION 9.     EXCESS CAPACITY MARKETING AND SALES.

     9.1  EXCLUSIVE REPRESENTATIVE.

          9.1.1 PATHNET EXCESS CAPACITY. PathNet shall have the exclusive right to market and sell any and all PathNet Excess Capacity.

          9.1.2 INCUMBENT EXCESS CAPACITY. At any time and from time to time, Incumbent shall have the right to request in writing that PathNet serve as Incumbent's exclusive representative for the marketing and sale of all or any portion of the capacity allocated to Incumbent in accordance with the Channel Plan (the "INCUMBENT EXCESS CAPACITY"). Such written notice shall set forth, (i) that portion of the Incumbent Excess Capacity to be marketed and sold by PathNet, (ii) the length of time that such portion of the Incumbent Excess Capacity will be available to be marketed and sold, and (iii) that Incumbent acknowledges that such Incumbent Excess Capacity shall not be available for Incumbent's use during the time specified in such written notice. Upon receipt of such written notice PathNet shall serve as Incumbent's exclusive representative for the marketing and sale of such Incumbent Excess Capacity; PROVIDED, HOWEVER, that PathNet shall have the right, as determined by PathNet in its sole discretion, to sell the PathNet Excess Capacity on any path or Segment before selling the Incumbent Excess Capacity on such path or Segment.

          9.1.3 MARKETING FEE FOR SALE OF INCUMBENT EXCESS CAPACITY. In the event PathNet sells any Incumbent Excess Capacity, PathNet shall receive a
     marketing fee in the amount of [***]               of the Revenue from the
     sale of such Incumbent Excess Capacity (Incumbent shall receive the
     remaining [***]                of such Revenue).

          9.1.4 MARKETING AND SALE BY INCUMBENT. Incumbent or any Affiliates of Incumbent shall not market or sell any Incumbent Excess Capacity or any capacity purchased by Incumbent pursuant to SECTION 9.3 to any third party without the prior written consent of PathNet; PROVIDED, HOWEVER, Incumbent may market and sell all or any portion of the Incumbent Excess Capacity or any capacity purchased by Incumbent pursuant to SECTION 9.3, to Affiliates of Incumbent for and only for such Affiliates' internal communications needs and not for resale to third parties. Notwithstanding anything set forth herein to the contrary, Incumbent shall have the right to provide, market or sell any Incumbent Excess Capacity to KN Field Services, Inc. which may provide, market, sell or lease circuits to its customers for the limited purpose of monitoring data from oil and/or gas wells.

     9.2  REFERRALS.

          9.2.1 REFERRALS OF CUSTOMERS BY INCUMBENT. Incumbent shall refer any potential third party customer of Excess Capacity to PathNet.

          9.2.2 REFERRAL FEES. If Incumbent is successful in locating a new customer for the PathNet Excess Capacity created at Incumbent's Facilities, provided that such customer is not an IXC, PathNet shall pay Incumbent a
                    [***]                              actually received from
     the sale of capacity to such customer during the initial five (5) years of continuous sales to such customer payable on a quarterly basis, with all other payments to Incumbent that may be due and payable, as provided by
     SECTION 9.11.

     9.3 PURCHASE OF AVAILABLE EXCESS CAPACITY BY INCUMBENT. Incumbent shall have the right to purchase Available Excess Capacity on any path or Segment of the System (each such path or Segment being referred to herein as an "INCUMBENT DESIRED PATH"), at a price equal to either (i) the lowest price paid to PathNet for like capacity and for a similar term by any purchaser during the one hundred eighty (180) days immediately preceding the purchase by Incumbent of capacity on such Incumbent Desired Path or (ii) if no PathNet Excess Capacity has been purchased on such Incumbent Desired Path during such one hundred eighty (180) day period, the last price paid for such Incumbent Desired Path; PROVIDED, HOWEVER, Incumbent shall in no event under clause (i) or clause (ii) above purchase more than twenty percent (20%) of the Available Excess Capacity on any Segment or path within the System at any given time.

      9.4 COMMERCIALLY REASONABLE EFFORTS. PathNet shall use all commercially reasonable efforts to obtain the best available price and terms in the marketing and sale of any Excess Capacity. PathNet shall not, now or in the future, guarantee any Revenue disbursements nor does PathNet warrant as to its ability to sell the Excess Capacity.

      9.5 SELLING PRICES FOR EXCESS CAPACITY. Notwithstanding anything set forth herein to the contrary, PathNet shall have the right to (i) sell Excess Capacity at prices determined by PathNet to be appropriate on specific routes, which prices may be below or above current competitive market pricing, (ii) package the Excess Capacity in sales increments of DS-1's, DS-3's or OC-3's, or any other increments and (iii) aggregate the paths sold in various combinations, each as determined by PathNet in its sole discretion.

     9.6 BARTER ARRANGEMENTS. Incumbent shall be permitted to barter Incumbent Excess Capacity for telecommunications capacity of other incumbents engaged by PathNet; PROVIDED, HOWEVER, PathNet shall have the right to approve any barter arrangement relating to Incumbent Excess Capacity, which approval shall not be unreasonably withheld. Neither PathNet nor Incumbent shall derive any fee from facilitating any such barter arrangements.

     9.7 ASSUMED NAME; TRADENAMES AND TRADEMARKS. PathNet shall have the right to market Excess Capacity under its name or any other assumed name, tradename or trademark which PathNet is authorized to use for such purpose; PROVIDED, HOWEVER, PathNet shall not use any trademark or tradename of Incumbent or any Affiliate of Incumbent in written material for purposes of marketing any Excess Capacity without the prior written consent of Incumbent.


     9.8  CUSTOMER AGREEMENTS.

          9.8.1 AUTHORIZATION. PathNet shall negotiate, execute and deliver all agreements and arrangements ("CUSTOMER AGREEMENTS") for customers of Excess Capacity, which Customer Agreements shall contain, terms and conditions determined by PathNet in its sole discretion.

          9.8.2 APPROVAL AND CONSENT BY INCUMBENT. If the terms of any Customer Agreement require the written approval or consent of Incumbent as a condition to the execution, delivery or performance, Incumbent shall promptly provide such written approval or consent.

          9.8.3 MODIFICATIONS TO SYSTEM. In the event that any Customer Agreement requires that the System be modified in any way, PathNet shall ensure that any such modifications (i) shall not compromise the integrity and performance of the System in accordance with the Specifications and
     (ii) shall be made at no additional cost to Incumbent.

     9.9  MAINTENANCE OF BOOKS AND RECORDS AND AUDIT PROCEDURES.

          9.9.1 BOOKS AND RECORDS. PathNet shall maintain and keep detailed and accurate books and records with regard to sales of Excess Capacity and the Revenue from such sales.

          9.9.2 INCUMBENT REVIEW AND AUDIT PROCEDURES. No more than once during any consecutive twelve (12) month period, Incumbent shall be entitled to review and audit PathNet's books and records relating to the sale of Excess Capacity during business hours upon ten (10) days written notice to PathNet. Incumbent shall not have the right pursuant to this
     SECTION 9.9.2, to review or audit PathNet's corporate income statements, balance sheets or other forms of general corporate reporting. Incumbent shall not disclose, at any time before or after the Expiration Date, any information related to PathNet or PathNet's business obtained by Incumbent pursuant to a review or audit performed under this SECTION 9.9.2 unless such information has previously come into the public domain (other than through unauthorized disclosure) or except as required by law.

          9.9.3 EXPENSES OF INCUMBENT REVIEWS AND AUDITS. Incumbent shall pay the cost of any such review or audit performed pursuant to SECTION 9.9.2.

          9.9.4. APPROVAL OF AUTHORIZED REPRESENTATIVE. In the event that Incumbent hires an authorized representative of Incumbent to perform any such review or audit pursuant to SECTION 9.9.2, PathNet shall have the right to approve such authorized representative before any access is granted to such authorized representative to PathNet's books and records, which approval shall not be unreasonably withheld.

     9.10 QUARTERLY REVENUE REPORTS. PathNet shall issue to Incumbent quarterly revenue reports substantially in the form of SCHEDULE L (each a "QUARTERLY REVENUE REPORT") within thirty (30) days after the end of each calendar quarter. Each such Quarterly Revenue Report shall be an unaudited statement produced by PathNet.

     9.11 COLLECTION AND PAYMENT OF REVENUE.

          9.11.1 COSTS OF COLLECTION. PathNet shall deduct any documented costs reasonably incurred by PathNet in connection with the collection of any and all revenue generated from the sale of Excess Capacity, including, but not limited to, the cost of any legal actions, collection fees, court proceedings, audits, or other enforcement actions. PathNet shall deduct such costs from gross revenue collected prior to the disbursement of such revenue to PathNet and Incumbent pursuant to SECTION 5.2 and SECTION 9 and provide Incumbent with documentation evidencing any such deductions.

          9.11.2 MAINTENANCE MONTHLY SERVICE CHARGES. The amount of any Maintenance Monthly Service Charges (as such term is defined in the Maintenance Services Agreement) paid by PathNet to Incumbent pursuant to the Maintenance Services Agreement, shall be deducted from gross revenue collected prior to disbursement of such revenue to PathNet and Incumbent pursuant to SECTION 5.2 and SECTION 9.

          9.11.3 TAXES ON GROSS REVENUES. The amount of any taxes on gross revenue paid by PathNet on behalf of Incumbent shall be deducted from any revenue to be disbursed to Incumbent prior to disbursement of such revenue as set forth in this SECTION 9.11.

          9.11.4 DEFINITION OF REVENUE. For purposes of this Agreement, "REVENUE" shall mean the gross revenue generated from the sale of Excess Capacity actually collected less any deductions set forth in SECTION 9.11.1, SECTION 9.11.2 and SECTION 9.11.3.

          9.11.5 PAYMENTS TO INCUMBENT. PathNet shall pay Incumbent its allocated portion of Revenue actually received from the sale of Excess Capacity within thirty (30) days after the end of each calendar quarter in accordance with the payment instructions set forth in SCHEDULE M.

          9.11.6 INTEREST EARNED ON UNDISTRIBUTED REVENUE. PathNet shall retain any and all interest earned by PathNet on any Revenue collected but not yet distributed to Incumbent in accordance with SECTION 5.2 and SECTION 9.

          9.11.7 INCUMBENT'S ASSIGNEES OF REVENUES. Incumbent shall have the right to designate other entities to receive its disbursements by written notice to PathNet to such effect; PROVIDED, HOWEVER, any such designation by Incumbent shall not relieve Incumbent of any tax liability resulting from its receipt of such disbursements pursuant to SECTION 5.2 and SECTION 9.

SECTION 10.    FCC LICENSES AND OTHER REGULATORY APPROVALS AND LICENSES.

     10.1 FCC RULES AND REGULATIONS.

          10.1.1    MICROWAVE RADIO STATION LICENSES.

          (a) PREPARATION AND FILING OF FORMS 415. PathNet shall prepare and timely file all required Form 415, Applications for Authorization in the Microwave Services (each a "FORM 415"), or any successor forms, documents or instruments to such Form 415 as the FCC may prescribe, including but not limited to, the preparation or ordering of all frequency coordinations required pursuant to Schedule B and Schedule C of Form 415, in order to own, operate and sell the Excess Capacity of the System in accordance with the terms and conditions of this Agreement.

          (b) IDENTITY OF LICENSEE. All Microwave Radio Station Licenses issued by the FCC relating to the System shall be licensed in the name of PathNet or a wholly-owned subsidiary of PathNet. Incumbent shall be permitted to continue to own and be licensed as a private microwave operator at the stations licensed to PathNet relating to the System, provided that (i) such private licenses are for different frequency pairs than those assigned to the System (including, but not limited to, any Capacity Expansion of the System) and (ii) such private licenses are permitted under the FCC Code.

          (c) MAINTENANCE OF LICENSE. PathNet shall maintain in good standing each Microwave Radio Station License relating to the System, including, but not limited to, preparing and filing any required amendments to the Forms 415 relating to the System and submitting and filing any supplementary information as required by the FCC.

          10.1.2 COMMON CARRIER REPORTING OBLIGATIONS. PathNet shall prepare and file all forms, reports, instruments, documents and agreements required by the FCC and FCC Code relating to PathNet's status as a "common carrier" under the FCC Code.

          10.1.3 TARIFF FILINGS. PathNet shall prepare and timely file all tariff applications pursuant to 47 CFR 61, as amended, or any successor statute, rule or regulation and shall request and file all necessary waivers of such tariff requirements, as determined by PathNet in its sole discretion.

          10.1.4 FREQUENCY COORDINATION NOTICES. During the term of this Agreement, PathNet shall prepare and send all required frequency coordination notices required under 47 CFR 101.103, as amended, or any successor statute, rule or regulation and shall respond as appropriate to all PCNs received by PathNet or Incumbent relating to the System.

          10.1.5 DELIVERY OF COPIES. Upon Incumbent's request, PathNet shall provide to Incumbent a copy of all filings and submissions with the FCC, relating to the System within thirty (30) days of such request by Incumbent.

          10.1.6 ASSISTANCE IN PREPARATION OF LICENSE APPLICATIONS. Upon request by PathNet and in a timely manner, Incumbent shall provide to PathNet all information necessary for the completion of all required filings and submissions with the FCC including, but not limited to Incumbent's authorized signature on any filings or other submissions to the FCC or any documents, instruments or agreements completed in connection with such filings and submissions.

          10.1.7 FUTURE CHANGES IN FCC REQUIREMENTS. If FCC requirements relating to the Form 415, common carriers, frequency coordination or any other matters relating to the System change or are modified, PathNet shall be responsible for compliance with such new requirements including, but not limited to, the payment of any costs or fees associated therewith and Incumbent shall cooperate with PathNet with respect to such compliance; PROVIDED, HOWEVER, if the FCC establishes user fees or other such fees relating to the frequencies used in and the communications business conducted over the System, the cost of such additional fees shall be divided between PathNet and Incumbent, as determined by PathNet and Incumbent at such time.

          10.1.8 SPECTRAL LOADING REQUIREMENTS. PathNet shall (i) ensure that the System, as licensed, shall comply with all spectral loading requirements set forth in 47 CFR 101.141, or any successor statute, rule or regulation or (ii) obtain a waiver of any or all of such requirements; PROVIDED, HOWEVER, if the System does not meet such spectral loading requirements and PathNet is unable to obtain a waiver of such requirements, PathNet shall have the right to modify the System to a hot-standby Protection Configuration until such time as the spectral loading requirements can be met.

          10.1.9 DEFAULT IN FCC LICENSE. In the event that the FCC institutes a penalty against or fine imposed on PathNet, Incumbent, or the System, due to non-compliance with any FCC requirements, PathNet shall promptly pay such penalty or fine (in the case such penalty or fine is instituted as the result of an act or omission on the part of PathNet) or Incumbent shall promptly pay such penalty or fine (in the event such penalty or fine is instituted as the result of an act or omission on the part of Incumbent).

     10.2 ZONING REQUIREMENTS. Incumbent shall be responsible for compliance with all zoning requirements applicable to the System and its Facilities, including, but not limited to, the Leased Premises. Incumbent shall advise PathNet of zoning requirements, which, in the reasonable opinion of Incumbent, differ from those generally applicable to microwave facilities. PathNet shall provide to Incumbent all required information and shall cooperate with Incumbent in connection with Incumbent's compliance with all zoning requirements pursuant to this SECTION 10.2.

     10.3 BUREAU OF LAND MANAGEMENT REQUIREMENTS. Incumbent shall be responsible for compliance with all United States Department of Interior Bureau of Land Management requirements applicable to the System and its Facilities, including, but not limited to, the Leased Premises. PathNet shall provide Incumbent with all requested information and shall cooperate with Incumbent in connection with Incumbent's compliance with such United States Department of Interior Bureau of Land Management requirements pursuant to this SECTION 10.3.

     10.4 TOWER REGISTRATION. Incumbent shall ensure compliance with all FAA and FCC tower registration requirements including, but not limited to, the preparation of any filings with or the obtaining of any waivers or extensions from the FAA or FCC. Incumbent shall promptly notify PathNet of any deficiency on non-compliance with any such tower registration requirements, filings, waivers or extensions.


SECTION 11.    INSURANCE.

     11.1 DELIVERY OF CERTIFICATES OF INSURANCE. Upon Incumbent's request and prior to the commencement of any Services by PathNet, PathNet shall deliver to Incumbent Certificates of Insurance relating to PathNet's Commercial General Liability Insurance Policy, Workers Compensation Insurance Policy, Automobile Liability Insurance and Excess Liability Insurance Policy. Incumbent shall be named as an additional insured on all policies required under this contract.
All policies shall include a waiver of subrogation against Incumbent, its Affiliates and its insurance carriers. Until Commissioning, PathNet Insurer's shall provide Incumbent with thirty (30) days prior written notice of cancellation or of any material change in PathNet's insurance during the term of this Agreement. Any deductibles or SIR's on the policies of insurance required under this Agreement are the sole responsibility of PathNet, and not Incumbent its Affiliates, shareholders or employees.

     11.2 PATHNET INSURANCE COVERAGE. During the term of this Agreement, PathNet shall maintain the types of insurance at the coverage limits set forth below:

          (a) WORKER'S COMPENSATION INSURANCE. Workers Compensation Insurance as required by laws and regulations applicable to and covering Persons performing the Services in an amount of $500,000 for employer's liability coverage;

          (b) COMMERCIAL GENERAL LIABILITY INSURANCE. Commercial General Liability Insurance with a limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate including products, completed operations, and contractual liability;

          (c) AUTOMOBILE LIABILITY INSURANCE. Automobile Liability Insurance, which includes coverage for non-owned and hired vehicles with a limit of not less than $1,000,000; and

          (d) EXCESS LIABILITY INSURANCE. Excess Liability Insurance with a limit of not less than $4,000,000.

     11.3 INCUMBENT INSURANCE COVERAGE. Incumbent shall maintain insurance coverage on properties and operations of Incumbent which coverage shall include general liability and other forms of insurance covering such risks as are usually insured against by prudent companies engaged in the business and activities in which the Incumbent is engaged, in amounts which are adequate in relation to the business and properties of Incumbent, and all premiums to date have been paid in full.

      11.4 PROOF OF LICENSED SUBCONTRACTORS. Upon reasonable request of Incumbent, PathNet shall provide to Incumbent proof of licensing and certification of insurance for any Subcontractors engaged by PathNet to provide Services, during the term of such engagement. Incumbent shall be added as an additional insured on the policies of the Subcontractors.


SECTION 12.    SOFTWARE AND PROPRIETARY RIGHTS.

      12.1 PATHNET SOFTWARE. PathNet retains all right, title and interest in and to PathNet Software. As of the Effective Date and pursuant to the PathNet Sublicense Agreement attached hereto as SCHEDULE N, Incumbent is granted a royalty free, non-transferable nonexclusive sublicense to use PathNet Software subject to the terms of any PathNet licenses obtained from third party providers for the sole purpose of receiving services pursuant to this Agreement. In the event PathNet develops any PathNet Software, PathNet shall amend to this
Agreement a license agreement for such PathNet Software.   PathNet Software will
be made available to Incumbent in such form and on such media as exists on the Effective Date, together with existing documentation and any other related materials. Incumbent shall not be permitted to use PathNet Software for the benefit of any entities other than PathNet or Incumbent affiliates without the prior written consent which may be withheld at PathNet's sole discretion.
Except as otherwise requested or approved by PathNet, Incumbent shall cease all use of PathNet Software upon expiration of this Agreement.

      12.2 PROPRIETARY RIGHTS. Incumbent acknowledges and agrees that all or portions of the information and materials, including but not limited to the PathNet Software and related documentation to be supplied by PathNet hereunder are owned by PathNet and/or others and are proprietary in nature. Incumbent also acknowledges and agrees that PathNet and/or its suppliers have and will retain all proprietary rights in such information and materials. Incumbent (i) shall respect such claim of proprietary right, (ii) shall protect such information at least to the extent that it protects its own proprietary information, (iii) shall not use such information except for the purposes for which its is being made available as set forth in this Agreement and (iv) shall not reproduce, print, disclose, or otherwise make said information available to any third party, in whole or in part, in whatever form.


SECTION 13.    REPRESENTATIONS AND WARRANTIES.

      13.1 REPRESENTATIONS AND WARRANTIES OF EACH PARTY. Each Party hereby represents and warrants the other Party as follows:

          13.1.1 DUE INCORPORATION AND FORMATION; AUTHORIZATION OF AGREEMENTS; BINDING EFFECT. Such Party is a corporation or partnership, as the case may be, duly formed or organized, and validly existing under the laws of its state of incorporation or organization, and has the corporate or partnership authority to own its property and carry on its business as owned and carried on as of the Effective Date. Such Party is duly licensed or qualified to do business and is in good standing (if applicable) in each jurisdiction in which the failure to be so licensed or qualified would have a Material Adverse Effect on such Party. Such Party has the corporate or partnership authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Party and this Agreement constitutes a legal, valid and binding obligation of such Party enforceable in accordance with its terms, subject as to enforceability to limits imposed by bankruptcy, insolvency or similar laws affecting creditors rights generally and the availability of equitable remedies. Attached hereto as SCHEDULE O are the (i) Articles and Bylaws of PathNet and (ii) a copy of a certificate of good standing of PathNet.

          13.1.2 NO CONFLICT; NO DEFAULT. Neither the execution or delivery of this Agreement by such Party, nor (except as would not have a Material Adverse Effect on such Party), the performance of this Agreement by such Party or the consummation by such Party of the transactions contemplated hereby in accordance with the terms and conditions hereof: (i) will conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate or articles of incorporation or bylaws (or other governing documents) of such Party or any material agreement or instrument to which such Party is a party or by which such Party may be bound, (ii) will conflict with, violate or result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any interests or rights or require any consent, authorization or approval under any contract to which such Party is a party or by which such Party is or may be bound or to which any equity interest held by such Party or any of its material properties or assets is subject or (iii) will result in the creation or imposition of any Encumbrance upon any equity interest held by such Party or any of the other material properties or assets of such Party.

          13.1.3 NO CONSENT. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority, domestic or foreign, is required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

          13.1.4 COMPLIANCE WITH LAWS AND REGULATIONS. That the performance of such Party's obligations under this Agreement will not result in a violation in any respect of (i) any applicable Federal, state, local or foreign laws, ordinances, regulations, rulings and orders of government agencies applicable to its business in any respect the violation of which could have a Material Adverse Effect (including Requirements of Law relating to pollution, protection of the environment, emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, hazardous or regulated substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage disposal, transport or handling of pollutants or other such hazardous or regulated substances or wastes) or (ii) any applicable order, Judgment, injunction, award or decree in any respect which could have a Material Adverse Effect on such Party.

          13.1.5 PERMITS. Such Party has or will obtain all authorizations, approvals, consents, licenses, Permits and certificates (including, but not limited to all required approvals from the FCC) necessary to conduct their respective businesses and to own, lease and operate its properties as currently or anticipated to be conducted, owned, leased or operated, as the case may be, for which the failure to possess would result in a Material Adverse Effect. No violations are outstanding or uncured with respect to any such Permits and no proceeding is pending to revoke or limit any Permit.

          13.1.6 TITLE TO ASSETS, PROPERTIES AND RIGHTS AND RELATED MATTERS. Such Party has, and will continue to have for the term of this Agreement as set forth in SECTION 3, good and marketable title to all the properties, interests in properties and assets, real, personal or mixed, necessary for the conduct of such Party's business and for the transactions contemplated by this Agreement (including, but not limited to, any rights of way, leasehold interests, easements, proofs of dedication and rights necessary to perform the obligations hereunder) free and clear of all Encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) Encumbrances securing taxes, assessments, governmental charges or levies or the Encumbrances of materialmen, carriers, landlords and like persons, all of which are not yet due and payable and (iii) minor Encumbrances of a character that do not substantially impair the assets or properties of such Party or which will not have a Material Adverse Effect on such Party.

          13.1.7 LABOR MATTERS. Such Party has complied in all material respects with all applicable Federal, state and local laws and ordinances relating to the employment of labor, including the provisions thereof relating to wages, hours, employee benefit plans and the payment of social security taxes, and is not liable for any arrears of wages or any tax related thereto (except for currently accrued and unpaid wages and except for currently accrued withholding, payroll, unemployment and social security taxes payment of which is not overdue) or penalties for failure to comply with any of the foregoing, and neither has received a notice to the contrary from any Governmental Authority. Such Party has not suffered any strike, slowdown, picketing or work stoppage by any union or other group or employees affecting the business of such Party, and no such event or action is threatened.

          13.1.8 NO DISCRIMINATION. Such Party warrants that it is an equal opportunity employer and will not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, handicap or status as Vietnam Era Veteran. Each Party shall comply with Executive Orders 11,246 and 11,625, the Vietnam Era Veterans Readjustment Assistance Act of 1974, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, and all amendments, orders, rules and regulations issued thereunder or in connection therewith. Such Party certifies that is does not and will not maintain or provide for its employees any facilities which are segregated by race, color, religion or national origin or permit its employees to perform any services at any location, under its control, where segregated facilities are maintained; and such Party will obtain a similar certification for all non-exempt subcontracts in accordance with the provisions of 41 C.F.R. Section60-1.8.

          13.1.9 DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PATHNET NOR INCUMBENT MAKES ANY OTHER EXPRESS WARRANTY AND THERE ARE NO IMPLIED WARRANTIES WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT. PATHNET AND INCUMBENT HEREBY DISCLAIM THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     13.2 REPRESENTATIONS AND WARRANTIES OF PATHNET.

          13.2.1 SERVICES. PathNet warrants (i) that the Services will be performed in a safe, good and workmanlike manner; (ii) that all components, supplies and materials incorporated in or consumed in the rendering of PathNet Services shall be new (except those components, supplies and materials designated to be upgraded or enhanced pursuant to the modifications SOW) and shall conform in all material respects to the requirements of this Agreement, provided that PathNet shall pursue all applicable rights and remedies granted from third party vendor warranties;
     (iii) that PathNet shall promptly correct without additional compensation any portion of the PathNet Services that proves to be improper or defective in workmanship or not in conformance with the standards and specifications set forth in this Agreement; (iv) that it owns or has the legal right to use all of the PathNet Software for all purposes intended hereunder; (v) that on Effective Date, PathNet has no litigation or contingent liabilities which could impact this Agreement; (vi) that all Equipment is in good working order and condition; (vii) all Services shall be free from faults or defects and improper workmanship; (viii) that any and all change orders requested or issued under SECTION 4.6 shall reflect additional work to be done by PathNet rather than corrections to the work already contemplated hereunder; and (ix) that the System shall be fully operational without Space Diversity within eighteen (18) months of the grant of any permit or approval, listed in Exhibit A-10 and required for PathNet to install and complete the System.

     13.3 REPRESENTATIONS AND WARRANTIES OF INCUMBENT.

          13.3.1 UNION AND LABOR RELATIONS. Incumbent represents and warrants that with respect to any services performed pursuant to this Agreement, Incumbent has complied with any applicable labor or union-related agreements, regulations and ordinances.


SECTION 14.    DELIVERIES.

    14.1 DELIVERIES BY INCUMBENT. Incumbent shall provide to PathNet the items as set forth in SCHEDULE P.


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

    14.2 DELIVERIES BY PATHNET. PathNet shall provide to Incumbent the items as set forth in Schedule Q.


SECTION 15.    INDEMNIFICATION.

    15.1 INDEMNIFICATION BY PATHNET. To the maximum extent permitted by law, PathNet shall release, protect, defend and hold harmless Incumbent and its Affiliates and its and their respective officers, directors, employees and agents from and against any and all Losses arising from (i) personal injury, disease, death, property damage, pollution and environmental damage (including clean-up and all fines and penalties of any nature) to the extent directly or indirectly caused by or related to the negligence (whether simple or gross; active or passive), strict or absolute liability or fault of PathNet, its Affiliates or its or their officers, directors, employees, agents or contractors; (ii) the breach of any representation or warranty set forth in this Agreement by PathNet; and (iii) any claims of any violation of the antitrust laws of the United States or of any state in which the System operates, based upon terms of this Agreement.

    15.2 INDEMNIFICATION BY INCUMBENT. To the maximum extent permitted by law, Incumbent shall release, protect, defend and hold harmless PathNet and its Affiliates and its and their respective officers, directors, employees and agents from and against any and all Losses arising from (i) personal injury, disease, death, property damage, pollution and environmental damage (including clean-up and all fines and penalties of any nature) to the extent directly or indirectly caused by or related to the negligence (whether simple or gross; active or passive), strict or absolute liability or fault of Incumbent, its Affiliates or its or their officers, directors, employees, agents or contractors and (ii) the breach of any representation or warranty set forth in this Agreement by Incumbent.

    15.3 INTELLECTUAL PROPERTY INDEMNIFICATION - PATHNET. PathNet hereby agrees to protect, defend, indemnify and hold harmless Incumbent, its Affiliates, and its and their respective officers, directors, employees and agents from and against all Losses relating to (i) an alleged infringement of any third-party patent rights, patent or application for patent or any invention covered hereby or any proprietary rights of any kind; and (ii) any alleged infringement of copyright or trademark arising from PathNet's Services hereunder. In the event that PathNet's Services or the use or sale of any articles, materials or equipment to be furnished hereunder by PathNet are enjoined, PathNet at its sole expense shall at Incumbent's election either procure for Incumbent the right to continue to use or sell same or replace same with non-infringing materials and/or services of a grade and quality to meet all specifications for their required use.

    15.4 INTELLECTUAL PROPERTY INDEMNIFICATION - INCUMBENT. Incumbent hereby agrees to protect, defend, indemnify and hold harmless PathNet, its Affiliates, and its and their respective officers, directors, employees and agents from and against all Losses relating to (i) an alleged infringement of any third-party patent rights, patent or application for patent or any invention covered hereby or any proprietary rights of any kind; and (ii) any alleged infringement of copyright or trademark arising from Incumbent's Services hereunder. In the event that Incumbent's Services or the use or sale of any articles, materials or equipment to be furnished hereunder by Incumbent are enjoined, Incumbent at its sole expense shall at PathNet's election either procure for PathNet the right to continue to use or sell same or replace same with non-


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

infringing materials and/or services of a grade and quality to meet all specifications for their required use.


SECTION 16.    LIABILITY OF THE PARTIES TO EACH OTHER.

    16.1 LIABILITY GENERALLY.  Subject to the specific provisions of this
SECTION 16, it is the intent of the Parties that each Party shall be liable to the other Party for damages incurred as a result of the breach of this Agreement by the other Party and failure to cure such breach as set forth in SECTION 17.1.2.

     16.2 LIABILITY RESTRICTIONS.

          (a) SUBJECT TO SUBSECTION (b) BELOW, IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

          (b) The limitations set forth in subsection shall not apply to the indemnification obligations set forth in SECTION 15.3 and SECTION 15.4.

          (c) Each Party shall have a duty to mitigate damages for which the other Party is responsible.

          (d) Each Party shall be liable to the other Party for any actual damages as set forth in SECTION 16.1 only if, and to the extent that the aggregate of all losses arising from or in connection with any such failure to perform obligations in the manner required by this Agreement exceeds ten thousand dollars ($10,000.00), except for claims of payment from Subcontractors or vendors

    16.3 FORCE MAJEURE. Neither party shall be liable to the other for any delays or damages or failure to act, except for the obligation to make payment when due, owing to, occasioned by or caused by reason of strikes, lockouts, fire, flood, the elements, Acts of God, wars, blockades, insurrections, riots, landslides, earthquakes, lightning, storms and civil disturbances beyond the control of the Party affected thereby, and delays due to any of the above causes shall not be deemed to be a breach or failure to perform under this Agreement ( collectively a "Force Majeure Event"); provided, however, that the Party delayed by such event shall provide notice thereof to the other Party as soon as reasonably possible specifying all facts relating thereto, the anticipated consequences thereof, and any proposed actions to be taken in mitigation of adverse consequences. Neither Party shall, however, be relieved of liability for failure of performance due to a claimed Force Majeure Event hereunder if such failure is due to causes arising out of its own negligence or to removable causes that it fails to remove or remedy with reasonable dispatch.


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

SECTION 17.    INFORMAL DISPUTE RESOLUTION; ARBITRATION.

     17.1 INFORMAL DISPUTE RESOLUTION.

          17.1.1 ROLE OF PROGRAM MANAGER. In the event Incumbent has a dispute, controversy or other complaint relating to PathNet's performance of PathNet's rights and obligations under this Agreement, Incumbent shall have the right to first contact the Program Manager to resolve such dispute, controversy or other complaint. If Incumbent is not satisfied with the resolution provided by the Program Manager, Incumbent may resort to the arbitration procedures set forth in this SECTION 17.

          17.1.2 NOTICE OF BREACH, CURE AND REMEDIES. In the event of a material breach by either PathNet or Incumbent (the "BREACHING PARTY"), the other Party (the "NON-BREACHING PARTY") shall send by certified mail a written notice of such material breach to the Breaching Party setting forth the specific allegations of such breach. Upon receipt of the notice of breach, the Breaching Party shall have thirty (30) days to cure such breach. In the event the Breaching Party fails to cure such breach, as determined by the Non-Breaching Party in its sole discretion, and the Breaching Party determines, in its sole discretion, that it has cured such breach, either the Breaching Party or the Non-Breaching Party may invoke the arbitration procedures set forth in SECTION 17.2 to resolve whether such breach has been cured.

     17.2 ARBITRATION.

          17.2.1 ARBITRATION; RESOLUTION OF DISPUTES. Subject to SECTION 17.1, any and all disputes and controversies between Incumbent and PathNet concerning this Agreement (each a "DISPUTE") shall be subject to resolution as set forth in this SECTION 17.

          17.2.2 REFERRAL TO BINDING ARBITRATION. Each Party shall have the right, but not the obligation, to refer any Dispute for final resolution by binding arbitration in accordance with the American Arbitration Association (the "Association") Rules for Arbitration of business disputes (the "ARBITRATION RULES").

          17.2.3 BINDING EFFECT. The Parties acknowledge and agree that (i) the award in any arbitration shall be final, conclusive and binding on the Parties and (ii) any such arbitration award be a final resolution of the Dispute between the Parties to the same extent as a final judgment of a court of competent jurisdiction.

          17.2.4 USE OF COURTS AND OTHER LEGAL REMEDIES. Each Party covenants and agrees that it shall not resort to any court for legal remedies concerning any Dispute other than to enforce a final decision by the arbitrators or for preliminary, interim or provisional equitable relief in aid of arbitration.



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

          17.2.5    ARBITRATION PROCESS.

          (a) SITE AND ARBITRATION TRIBUNAL. Absent agreement to the contrary by the Parties, the arbitration will be conducted in New York, New York, by a panel of three (3) arbitrators with expertise in the fields of telecommunications engineering and construction.

          (b) LIMITATION ON AWARDS. Arbitrators may not award (i) the right to terminate this Agreement or any of the rights and obligations hereunder, or
     (ii) any other right or remedy that contravenes the terms and conditions of this Agreement.

          (c) PERIOD OF LIMITATIONS. In the event the Party claiming a Dispute under SECTION 17.1.2 does not institute binding arbitration within four (4) years after notice of breach, such Party shall forever be barred from bringing a claim on the specific subject matter of such Dispute.

          (d) ATTORNEYS' FEES. The arbitrator shall award the reasonable cost, including attorneys' fees, to the prevailing Party.


SECTION 18.    MISCELLANEOUS.

     18.1 NOTICES. All notices pertaining to disputes arising from this Agreement shall be directed to a corporate entity or employee designated by the signatories as having full rights and responsibilities to address such issues. Notices under this Agreement shall be sufficient only if personally delivered by a commercial prepaid delivery or courier service or mailed by certified or registered mail, return receipt requested to a Party at its address set forth below or as amended by notice pursuant to this SECTION 18.1. If not received sooner, notice by mail shall be deemed received five (5) Business Days after deposit in the U.S. mail. All notices shall be delivered as follows:

                    If to PathNet:
                         Michael A. Lubin, Esquire
                         Vice President and General Counsel
                         PathNet, Inc.
                         1015-31st, N.W.
                         Washington, D.C. 20007
                         Tel:  (202) 625-7284
                         Fax:  (202) 625-7369

                    If to Incumbent:
                         Mr. Tom Bruscino
                         Director, Telecommunications
                         KN Energy
                         370 Van Gordon Street
                         Lakewood, CO  80228-8304
                         Tel:  (303) 763-3299
                         Fax:  (303) 763-3510




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

     18.2 BINDING NATURE; ENTIRE AGREEMENT. PathNet and Incumbent acknowledge that (i) each has read and understands the terms and conditions of this Agreement and agrees to be bound by such terms and conditions, (ii) this Agreement shall be binding on each of PathNet and Incumbent and their respective successors and assigns, (iii) this Agreement is the complete and conclusive statement of the agreement between the Parties, (iv) this Agreement supercedes any and all prior agreements and arrangements between the Parties and all understandings and agreements, oral and written, heretofore made between Incumbent and PathNet are merged in this Agreement which alone, fully and completely expresses their agreement on the subject matter of this Agreement and
(v) this Agreement sets forth the entire agreement on the subject matter hereof.

     18.3 AMENDMENT. No modifications of, additions to or waiver of this Agreement shall be binding upon Incumbent or PathNet unless such modification, addition or waiver is in writing and signed by an authorized representative of each Party.

     18.4 SEVERABILITY. If any term or provision of this Agreement shall to any extent be held by a court or other tribunal to be invalid, void or unenforceable, then such term or provision shall be inoperative and void insofar as it is in conflict with the law, but the remaining terms and provisions of this Agreement shall nevertheless continue in full force and effect and the rights and obligations of the Parties shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law.

     18.5 GOVERNING LAW. This Agreement, and the rights and obligations of the Parties hereunder, shall be governed and interpreted in accordance with the laws of the State of New York (other than the choice of law rules thereof).

     18.6 SURVIVAL. Any provision of this Agreement which completes performance or observance subsequent to any termination or expiration of this Agreement shall survive such termination of expiration and continue in full force and effect.

     18.7 ASSIGNMENT. At any time and from time to time, PathNet shall have the right to assign this Agreement or any of PathNet's rights and obligations under this Agreement; provided, that in no event shall any such assignment relieve PathNet of its obligations under this Agreement. Incumbent may not or shall not have the right to assign this Agreement or any of its rights and obligations hereunder without the prior written consent of PathNet, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, Incumbent may assign its right and obligations, in whole but not in part, under this Agreement without the approval of PathNet, to any entity which acquires all or substantially all of the assets of Incumbent or to any subsidiary, Affiliate or successor in a merger or consolidation of Incumbent; provided, that in no event shall any such assignment relieve Incumbent of its obligations under this Agreement.

     18.8 WAIVER. Failure or delay on the part of Incumbent or PathNet to exercise any right, power or privilege under this Agreement shall not constitute a waiver of any right power or privilege of this Agreement.


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

     18.9 RECORDATION. Each Party hereby acknowledges that this Agreement may be subject to recordation and the costs, fees or expenses associated with any such recordation shall be borne by the recording Party.

     18.10 GOOD FAITH RENEGOTIATION. Notwithstanding anything set forth herein to the contrary, the Parties hereby agree that in the event a Governmental Authority issues a decision, order, rule or other rulemaking of any kind, which necessitates any modification or amendment to this Agreement, the Parties shall negotiate in good faith to modify or amend this Agreement to comply with such decision, order, rule or other rulemaking.

     18.11 CONFIDENTIAL TERMS AND CONDITIONS. Incumbent shall not disclose, except as required by law or as set forth in SECTION 18.9, the terms and conditions of this Agreement to any third party.

     18.12 INCUMBENT'S DESIGNATED REPRESENTATIVE. Incumbent shall on the Effective Date designate in writing a representative who shall have express authority to bind Incumbent with respect to all matters requiring Incumbent's approval or authorization in connection with this Agreement (the "INCUMBENT REPRESENTATIVE"). Such Incumbent Representative shall have the authority to make decisions and grant any and all consents required under this Agreement on behalf of Incumbent and PathNet shall be entitled to rely on any such decision or consent by the Incumbent Representative.

     18.13 OUTSOURCING. In addition to, and not in place of, any rights of PathNet under this Agreement, PathNet shall have the right to engage third party Subcontractors to perform any or all of PathNet's rights and obligations under this Agreement.

     18.14 EMPLOYMENT SOLICITATION. During the term of this Agreement, neither PathNet nor any PathNet Affiliate shall solicit employment from, offer employment to or hire, in any manner whether as an employee or a Subcontractor, any Incumbent employee; provided that PathNet may hire any former Incumbent employee if such employee has not worked for Incumbent for a period of at least eighteen (18) months.

     18.15 EXECUTION OF AN AMENDED SCHEDULE B. In the event that both Incumbent and PathNet elect to add additional Segments to the System, each of Incumbent and PathNet shall execute and deliver an "AMENDED SCHEDULE B" setting forth (i) the additional paths, sites and specific location information of the additional Segment or Segments, (ii) the rent PathNet shall pay to Incumbent for such additional Segment (thereby amending SECTION 5.2 with respect to such additional Segment; PROVIDED, HOWEVER, SECTION 5.2 shall remain in full force and effect with respect to Segment 1 or any other existing Segment) and (iii) the Incumbent Items, the amount of the Incumbent Estimated Costs, the amount of the Incumbent Payment Cap and the method of payment of the cost of the Incumbent Items with respect to such additional Segment (thereby amending SECTION 4.1 and SECTION 1 of SCHEDULE C with respect to such additional Segment; PROVIDED, HOWEVER, SECTION 4.1 and SECTION 1 of SCHEDULE C shall in any event remain in full force and effect with respect to Segment 1 or any other existing Segment.) PathNet's and Incumbent's rights and obligations under this Agreement will commence with respect to such additional Segment or Segments on the date of execution of such AMENDED SCHEDULE B by both


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

Parties which date shall be deemed the "EFFECTIVE DATE" with respect to such Segment for purposes of this Agreement and each reference to SCHEDULE B in this Agreement shall be deemed to refer to such AMENDED SCHEDULE B.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the date first written above.

                                             PATHNET, INC.


                                             By: /s/ Dave Shaeffer
                                                --------------------------------
                                             Name: Dave Shaeffer
                                             Title: President


KN ENERGY, INC.


                                             By: /s/ Rickey Wells
                                                --------------------------------
                                             Name: Rickey Wells
                                             Title: V.P. Operations













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